                           CERTIFICATE OF DESIGNATION
                                       OF

                            SERIES E PREFERRED STOCK
                            SERIES F PREFERRED STOCK
                            SERIES G PREFERRED STOCK
                            SERIES H PREFERRED STOCK
                            SERIES I PREFERRED STOCK
                            SERIES J PREFERRED STOCK
                            SERIES K PREFERRED STOCK
                                       AND
                            SERIES L PREFERRED STOCK
                                       OF
                        U.S. TRANSPORTATION SYSTEMS, INC.

         Pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78, Section 1955, the undersigned officers do hereby certify:

         FIRST: That by the certificate of incorporation duly filed in that State of Nevada, the total number of shares which this Corporation may issue is stated by Article FIFTH to be as follows:

         The aggregate number of shares which the Corporation shall have the authority to issue is 50,000,000 shares of Common Stock, $.01 par value, designated as "Common Stock," and 10,000,000 shares of Preferred Stock, par value $.01, designated as "Preferred Stock." The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to ss.78.1955 of the Nevada General Corporation Law, as amended and supplemented from time to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, limitations, restrictions, relative rights, and distinguishing designation of the shares of each such series not fixed hereby. The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issuance of shares of any series of Preferred Stock convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

         SECOND: That pursuant to the authority so vested in the Board of Directors by the certificate of incorporation, the Board of Directors at a meeting duly convened and held on September 11, 1996, adopted the following resolutions:



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                  RESOLVED, that there be created eight series of preferred
         stock (collectively, the "Designated Preferred Stock") which the Corporation may issue, as follows:

                                                               Number
                  Designation                                 of Shares
                  -----------                                 ---------
         Series E Preferred Stock                               5,000
         Series F Preferred Stock                               6,250
         Series G Preferred Stock                               8,125
         Series H Preferred Stock                               9,375
         Series I Preferred Stock                              10,625
         Series J Preferred Stock                              11,875
         Series K Preferred Stock                              13,125
         Series L Preferred Stock                              14,375

                  FURTHER RESOLVED, that all shares of the eight series of Designated Preferred Stock shall have the same relative rights, preferences and limitations, except as to the designation and conversion features of each, and that the relative rights, preferences and limitations of all of the Designated Preferred Stock shall be as follows:

         A.       Dividend Rights

                  Holders of the Designated Preferred Stock are entitled to receive no dividends.

         B.       Voting Rights

                  The holders of Designated Preferred Stock shall not be entitled to receive notice of any meeting of the shareholders of the Corporation nor to cast votes at any such meeting.

         C.       Liquidation Preference

                  In the event of a voluntary or involuntary liquidation or winding up of the Corporation, the holders of Designated Preferred Stock will be entitled to share in the assets of the Corporation available for distribution to shareholders on a share-for-share basis pari passu with the holders of Common Shares. The foregoing liquidation rights shall not be operative in the event of (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of a successor corporation or creation of a successor partnership or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation or partnership if, in each case, effective provision is made in the certificate of incorporation of the resulting or surviving corporation or the articles of partnership of the resulting partnership or otherwise, for the protection of the rights of the holders of the Designated Preferred Stock.

                                       2
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         D.  Redemption

                  At any time after September 10, 2001, the Corporation shall be entitled to redeem all or part of the shares of Designated Preferred Stock by giving written notice to the registered holders thereof not less than five days prior to the redemption date. Each such notice shall state (1) the redemption date, (2) the number of share to be redeemed from each holder, and (3) the place where certificates for the Designated Preferred Stock are to be surrendered. Upon surrender in accordance with said notice of certificates for the shares to be redeemed, such shares shall be redeemed at a price of $.01 per share. Notice having been given, upon the redemption date (unless the Corporation shall default in paying the redemption price), said shares shall no longer be deemed to be outstanding.

                  FURTHER RESOLVED, that the Designated Preferred Stock shall be convertible into shares of Common Stock, $.01 par value, of the Corporation (the "Common Stock") under certain conditions, as follows:

         E.  Conversion

                  The Designated Preferred Stock shall be convertible, at the discretion of the record holder thereof, into Common Stock upon the occurrence of a "Conversion Condition." A Conversion Condition shall occur if, during any twelve month period ending on or prior to August 31, 2001, the BTI Revenue, as defined below, shall exceed any of the Thresholds specified below. For purposes hereof, the term "BTI Revenue" shall mean the aggregate gross revenue, determined in accordance with generally accepted accounting principles, of (a) Bancpro-Transportation, Inc., an Arizona corporation ("BTI"), and (b) any other entity controlled by the Corporation which is engaged in a business substantially similar to that in which BTI was engaged on September 11, 1996. The "Thresholds" for determining whether a Conversion Condition has occurred shall be as follows:

         Series of Preferred Stock                     Threshold
         -------------------------                     ---------
         Series E Preferred Stock                      $ 2,500,000
         Series F Preferred Stock                      $ 4,000,000
         Series G Preferred Stock                      $ 6,000,000
         Series H Preferred Stock                      $ 8,500,000
         Series I Preferred Stock                      $11,000,000
         Series J Preferred Stock                      $14,000,000
         Series K Preferred Stock                      $18,000,000
         Series L Preferred Stock                      $22,000,000
                                        3

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                  By way of example only: if during the twelve month period
         ending on July 31, 1999, the BTI Revenue is $7,000,000, then from August 1, 1999 until the date of redemption of the Designated Preferred Stock, the Series E, Series F and Series G Preferred Stock shall be convertible. If the BTI Revenue during the twelve month period ending on August 31, 1999 is $9,000,000, then the Series H Preferred Stock shall also become convertible.

                  Any of the Designated Preferred Stock which has become convertible may be converted into Common Stock may be converted into Common Stock on the following basis:

                  (a) Ten (10) shares of Common Stock for each share of Designated Preferred Stock if the "Average Stock Price" is less than $9.00;

                  (b) Seven (7) shares of Common Stock for each share of Designated Preferred Stock if the "Average Stock Price" equals or exceeds $9.00 but is less than $15.00;

                  (c) Four (4) shares of Common Stock for each share of Designated Preferred Stock if the "Average Stock Price" equals or exceeds $15.00.

                  For purposes hereof, the "Average Stock Price" means the average daily closing bid prices of the Common Stock for the period of 5 consecutive trading days immediately preceding the date of the conversion of the Designated Preferred Stock in respect of which such Average Stock Price is determined.

                  The conversion rates and Average Stock Prices set forth immediately above shall be subject to equitable adjustment at the reasonable discretion of the Board of Directors of the Corporation in the event of the occurrence of the following events: a dividend or distribution payable in shares of Common Stock, subdivisions, combinations or reclassifications of the Common Stock, the distribution to the holders of Common Stock of evidences of indebtedness or assets (excluding cash dividends or distributions made out of current or retained earnings), a merger or consolidation, reorganization, or sale of the assets of the Corporation.

                  The conversion right, if effective, may be exercised only by the record holder of Designated Preferred Stock, in whole or in part, by the surrender of the share certificate or share certificates representing the Designated Preferred Stock to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation). Each Designated Preferred Stock certificate surrendered for conversion shall be endorsed by its holder.

                                       4
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         THIRD: That the said resolutions of the Board of Directors, and the creation and authorization of issuance thereby of said series of preferred stock and determination thereby of the dividend rate, voting rights, liquidation preference, and conversion rights, were duly made by the Board of Directors pursuant to authority as aforesaid and in accordance with Section 1955 of the General Corporation Law.

Signed on September 11, 1996             U.S. TRANSPORTATION SYSTEMS, INC.


                                          By:
                                             -----------------------------------
                                                  Terry A. Watkins
                                                  Executive Vice President


                                          By:
                                             -----------------------------------
                                             Michael Margolies, Secretary


                                        5

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STATE OF NEW YORK   )
                    )SS.:
COUNTY OF NEW YORK  )

         On September 11, 1996, personally appeared before me, a Notary Public, for the State and County aforesaid, Terry A. Watkins, as Executive Vice President of U.S. Transportation Systems, Inc., who acknowledged that he executed the above instrument.


                                         ---------------------------------------
                                         Notary Public



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